Exhibit 99.1

Press Contact:

Steve Honig

The Honig Company, Inc.

310-246-1801

press@honigcompany.com

Investor Relations:

Todd Kehrli

MKR Group LLC

(818) 556-3700

ir@mkr-group.com

SMALL WORLD KIDS TO ACQUIRE THE BEAD SHOP

Acquisition Expands Small World Kids’ Infant to Age 6 Market Presence Into the Growing “Tween” Market for Girls, Age 6 to 12

CULVER CITY, Calif., October X, 2005 — Small World Kids, Inc. (OTCBB: SMWK), a leading designer, manufacturer, marketer and distributor of high-quality, award-winning children’s products, today announced it has signed a definitive agreement to acquire the assets of The Bead Shop, an award winning developer and manufacturer of arts and crafts, accessories, dolls and back to school products for the young girls market, ages 6 to 12. The Bead Shop was founded in 1998 and is headquartered in Milwaukee, Wisconsin. Small World Toys will maintain The Bead Shop business operations under the new name, Fashion Angels Enterprises, and continue its product development, sales and marketing efforts.

According to the terms of the agreement, Small World Kids will acquire all of the assets of The Bead Shop, including the rights to all of The Bead Shop’s well-known product lines and trademarks, including market favorites Fashion Angel and the Build A Better Bracelet program.  The transaction will expand Small World Kids’ market penetration into the young girls market, ages 6 to 12, which accounted for approximately $30 billion in 2004. *

In exchange for its assets, Small World Kids will pay The Bead Shop $15 million in cash and issue restricted shares of Small World Kid’s common stock in the amount of $5 million, plus contingent earnouts based on the EBITDA attainment in 2005 and 2006. The purchase price prior to any contingent earnout payout is expected to be approximately 1.2 times The Bead Shop’s 2005 projected revenues of approximately $17 million, which is a 35% increase over their comparable revenues in 2004. The Bead Shop has been profitable historically. Small World Kids believes it will further benefit from cost synergies, especially with its overseas manufacturing relationships and that there is a great opportunity for further growth as it begins to broaden The Bead Shop’s reach into its strong distribution channels.  Small World Kids expects the acquisition to be accretive immediately upon the closing of the acquisition.

The acquisition is consistent with Small World Kids’ stated strategy of augmenting its organic growth by acquiring companies that expand Small World Kids’ market reach through already well known, award winning product lines. This acquisition achieves all these objectives by giving Small World Kids’ an entrée into a growing market that it had not previously addressed, with a company that has multiple, well-known and rapidly growing product lines.  The Bead Shop’s Fashion Angels brand is quickly becoming a household name with girls age 6 to 12 and the company’s Build A Better Bracelet program has enjoyed significant popularity and growth among its target audience.

As part of the acquisition, The Bead Shop’s founders and top management, Goldi and Mark Miller and Myra Mouloudji, will continue to run The Bead Shop as an independent subsidiary of Small World Kids, under the name Fashion Angels Enterprises. The Millers and Mouloudji have cultivated The Bead Shop as a company with a consistent ability to identify new markets and develop new, innovative products.

“We are pleased to announce the strategic acquisition of The Bead Shop as we see it as another successful example of our acquisition strategy, which is to expand our already strong presence in the discovery, creative and imaginative play categories,” commented Debra Fine, CEO of Small World Kids, Inc.  “Fashion Angels and the Build A Better Bracelet program are established, award winning brands in the young girls, ages 6 to 12 market and will give Small World Kids an opportunity to extend its reach further into the children’s creative play category.

“We are very excited about The Bead Shop’s creative play products and their success with consumers. We believe their business will benefit from Small World Kid’s overseas manufacturing capabilities which will lower their costs, as well as benefit from our expansive specialty toy distribution channel.  We believe that Small World Kids will benefit from The Bead Shop’s strong distribution into Gift and International retail channels and from their unparalleled creativity. We look forward to delivering strong growth and profitability in 2006 together,” concluded Fine.

“We are delighted to join forces with Small World Kids,” commented Mark Miller, co-founder of The Bead Shop.  “We look forward to leveraging Small Worlds strengths in order to continue our rapid growth, as well as to expand and enhance our product development dynamics and domestic and international manufacturing and distribution capabilities.”

The purchase, subject to customary closing conditions, is expected to be completed before the end of the year.

*According to NPD, www.npd.com

About Small World Kids, Inc.

Small World Kids Inc., through its wholly owned subsidiary Small World Toys, develops, manufactures, markets and distributes high-quality specialty toys and educational products for children. Its sales categories include infant, preschool, early learning, imaginative and active play, represented by award-winning brand names Ryan’s Room®, Gertie Ball®, IQ Baby®, and Neurosmith®. The company also holds rights in the U.S. for specialty channel distribution for brands such as Little Tikes® and Tolo®. Small World Toys’ products are sold in over 3,000 locations — including educational channels, retail chains, Internet sites, catalogues and specialty stores. For more information, please visit www.smallworldtoys.com or call 310-645-9680.

Forward Looking Statement

This press release may contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, among other things, any projections of earnings, revenues (including where the underlying contract has already been signed), or other financial items; any statements of the plans, strategies, and objectives of management for future operations; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include, among other things, performance of contracts by customers and partners; employee management issues; the timely development, production and acceptance of products and services and their feature sets; the challenge of managing asset levels, including inventory; the flow of products into third-party distribution channels; and the difficulty of keeping expense growth at modest levels while increasing revenues. These and other risks and factors that could cause events or our results to differ from those expressed or implied by such forward-looking statements are described in our most recent annual report on Form 10-KSB and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We assume no obligation and do not intend to update these forward-looking statements.

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